EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                       Three Months       Six Months
                                                          Ended             Ended
                                                         June 30,          June 30,
                                                           1997              1997
                                                       -----------       -----------
Net Income ......................................      $   245,234       $   479,781
                                                       ===========       ===========

Weighted average shares outstanding .............          987,797         1,027,637

Reduction for common shares not yet
     released by Employees Stock Ownership Plan .          (78,689)          (80,937)

Common stock equivalents due to dilutive
     effect of stock options ....................            9,949             7,518
                                                       -----------       -----------

Total weighted average common shares and
     equivelents outstanding ....................          919,057           954,218
                                                       ===========       ===========

Pro- forma primary earning per share ............      $      0.27       $      0.50
                                                       ===========       ===========

Total weighted average common ...................          919,057           954,218
     shares and equivelents outstanding
     for primary computation

Additional  dilutive  shares  using the end
     of period  market  value  versus the average
     market value when applying the treasury
     stock method ...............................             --  *            1,414*
                                                       -----------       -----------

Total weighted average common shares and
     equivalents outstanding for fully diluted
     computation ................................          919,057           955,632
                                                       ===========       ===========

Pro-forma fully diluted earnings per share ......      $      0.27       $      0.50
                                                       ===========       ===========



* Note: If the average share price is greater than the ending price, use average price for both primary and fully diluted calculation.